Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statements on Form S‑8 (Nos. 33-54347, 33-51189 and 333-161939) of Thermo Fisher Scientific Inc. of our report dated June 16, 2016 relating to the financial statements and supplemental schedule of Thermo Fisher Scientific Inc. 401(k) Retirement Plan, which appears in this Form 11-K.

/s/ PricewaterhouseCoopers LLP

Boston, Massachusetts
June 16, 2016